Exhibit 10.1

EXECUTIVE DEPARTURE AGREEMENT AND RELEASE
This Executive Departure Agreement and Release (“Agreement”) is made and entered into by and between Spencer M. Rascoff (“Executive”) and Zillow Group, Inc. (the “Company”), hereinafter collectively referred to as the “Parties.”
RECITALS
A.    WHEREAS, on or about September 2010, the Company appointed Executive to the position of Chief Executive Officer (“CEO”) of the Company, and on or about May 20, 2011, the Company and Executive entered into an Executive Employment Agreement, restating Executive’s appointment to the position of Chief Executive Officer (the “Employment Agreement”);
B.    WHEREAS, Executive has also served as a member of the Board of Directors of the Company (the “Board”) since July 2011;
C.    WHEREAS, Executive has provided the Company with notice of his resignation from the position of CEO of the Company;
D.    WHEREAS, the Company desires to recognize Executive’s leadership and performance during his tenure as CEO as well as his role as a co-founder of the Company; and
E.    WHEREAS, in light of Executive’s contributions to the Company, the Parties wish to end the employment relationship amicably and to enter into certain covenants below, to provide assurances and peace of mind to each Party;
NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:
1. SEPARATION FROM EMPLOYMENT
1.1    Separation from Employment. Executive’s resignation from the position of CEO of the Company will take effect on February 21, 2019, immediately after the filing with the Securities and Exchange Commission of the Company’s Form 10-K for the fiscal year ending December 31, 2018 and the Company’s Registration Statement on Form S-8 to be filed immediately thereafter (“CEO Departure Date”). The Parties agree that subject to Executive’s compliance with the terms of this Agreement, Executive will remain on the Company’s payroll at his current level of compensation and benefits as a full-time employee of the Company with secretarial and administrative support in order to provide transition services until March 22, 2019 (“Departure Date”).
1.2    Continued Service on Board of Directors. Executive shall continue to serve as a member of the Board following the CEO Departure Date; provided, however, that consistent with the Company’s articles of incorporation and bylaws as they apply to any other member of the Board, Executive’s continued service as a director will be subject to approval by the Board in its sole discretion of Executive’s nomination for election by the shareholders of the Company at each annual meeting of shareholders (or special meeting in lieu thereof) at which Executive is required to stand for election and to Executive’s election by the shareholders of the Company by the requisite vote of shareholders under applicable law, listing standards and the Company’s articles of incorporation and bylaws (each as may be amended and restated from time to time). Executive may be removed as a director in accordance with applicable law and the provisions of the Company’s articles of incorporation and bylaws as they apply to any other member of the Board (each as may be amended and restated from time to time). At all times while serving as a member of the Board, Executive acknowledges that he will be subject to all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board. At the Company’s request Executive shall execute one or more documents in customary form provided by the Company resigning from all officer and director positions he holds with any direct or indirect subsidiaries of the Company.
1.3    Effect of this Agreement. The Parties acknowledge and agree that upon the Effective Date (as defined in paragraph 8.9 herein) of this Agreement, the Employment Agreement will terminate (other than Section 3.4.2 of the Employment Agreement, which will continue to survive). Executive, however, understands and agrees that he has continuing obligations under the confidentiality and proprietary rights provisions of his Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement with the Company (attached as Exhibit A) (the “CIINNA”), incorporated herein by reference, consistent with and to the extent enforceable under all applicable law, and he reaffirms those commitments in this Agreement, and agrees that, as part of this Agreement he will continue to abide by his obligations under the terms of Exhibit A, consistent with and to the extent enforceable under all applicable law.

2. SEVERANCE COMPENSATION
2.1    Departure Payment. Notwithstanding anything to the contrary in the Employment Agreement or any stock option agreement, subject to Executive’s compliance with all the terms and conditions of this Agreement, Executive will receive the following payments:
(a)    no later than fifteen (15) days following the Departure Date, the Company shall pay Executive a lump sum payment of $405,000, which represents six months of Executive’s salary, at the rate in effect immediately prior to the date of this Agreement, less standard deductions and withholding required by law; and
(b)    the Company shall pay in full for COBRA continuation coverage, subject to Executive’s proper election of such coverage, on a monthly basis through September 30, 2019 when each such payment is due, provided that the Company’s obligation under this paragraph 2.1(b) shall not apply in any month during which Executive has become actually covered by the medical plan of a subsequent employer or in which Executive is not otherwise entitled to COBRA continuation coverage and provided further that Executive shall thereafter be responsible for paying the full cost for any additional COBRA continuation coverage to which Executive is then entitled. The Company shall provide Executive with a separate COBRA election form and with written notice of his rights and obligations under COBRA, in accordance with law.
2.2    Treatment of Outstanding Stock Options.
Notwithstanding anything to the contrary in the Employment Agreement or any stock option agreement, subject to Executive’s compliance with all the terms and conditions of this Agreement:
(a)    each outstanding stock option held by Executive as of the Departure Date (each, an “Option” and collectively, the “Options”) shall automatically become vested and exercisable by an additional eighteen (18) months from the Departure Date (or, if less than eighteen (18) months of vesting then remains under an Option, by the remaining vesting period for such Option) (the “Vesting

Acceleration”). As of the Departure Date, Executive understands and agrees that vesting of all Options shall cease (taking into account the Vesting Acceleration), and the unvested portions of the Options shall automatically terminate and not become exercisable. Exhibit B lists each Option held by Executive as of the date of this Agreement and the extent to which such Option shall be vested as of the Departure Date, taking into account the Vesting Acceleration, and the extent to which such Option shall terminate as of the Departure Date; and
    (b)    except for any later expiration date provided by paragraph 3.2 herein, each Option (or portion thereof) vested as of the Departure Date (including as a result of the Vesting Acceleration) (each, a “Vested Option”) shall remain exercisable until the earlier of (i) three (3) years from the Departure Date and (ii) the latest day upon which the Option would have expired by its original terms under any circumstances. In all other respects, the original terms of the Options continue to apply.
2.3    Legal Consideration. Executive agrees that the amounts and benefits referenced in paragraph 2.1 and paragraph 2.2 (the “Departure Payment”) constitute sufficient legal consideration for Executive’s promises and covenants set forth in the Agreement. Executive further acknowledges and agrees that the Departure Payment is not required by the policies and procedures of the Company, by the Employment Agreement or by any other contractual obligation, but rather is offered solely as consideration for Executive’s promises and covenants made pursuant to this Agreement. Executive further agrees that he is not entitled to any other compensation for employment by the Company not expressly provided for or referenced herein.
2.4    Accrued Obligations; Expenses. The Company shall pay Executive the Accrued Obligations (as defined in Employment Agreement) through the Departure Date on the first regularly scheduled payroll date following the Departure Date or on such earlier date as may be required by applicable law. Executive shall provide the Company with final expense reports within thirty (30) days following the Departure Date with respect to any expenses incurred prior to the Departure Date. The Company shall reimburse Executive for such expenses in accordance with, and to the extent such expenses are reimbursable pursuant to, the Company’s expense reimbursement policies in effect at the time such expenses were incurred by Executive.
3. BOARD OF DIRECTORS COMPENSATION
3.1    Non-Employee Director Compensation. During Executive’s term(s) of service on the Board following the Departure Date, Executive shall be eligible to receive, and shall receive, the compensation payable to non-employee directors under the terms and conditions of the Company’s Amended and Restated Stock Option Program for Nonemployee Directors (as amended from time to time, the “Director Program”); provided, however, that in lieu of receiving any compensation that is payable to non-employee directors under the Director Program during 2019, Executive shall on or about March 21, 2019 be granted a stock option under the Company’s Amended and Restated 2011 Incentive Plan to purchase that number of shares of Class C capital stock with a Black-Scholes-Merton value equal to $400,000, with any fractional share rounded to the nearest whole share (0.5 to be rounded up) (the “Director Option”). The Director Option shall be fully vested and exercisable as of its grant date and shall have a ten (10)-year term, subject to earlier termination as set forth in paragraph 3.2. For the avoidance of doubt, the Parties agree that, during Executive’s term(s) of service on the Board following the Departure Date, Executive shall be deemed to have been an “Eligible Director” (as defined in the Director Program) during the twelve months preceding the applicable grant date (or such other applicable standard) for purposes of receiving compensation payable to non-employee directors in years 2020 and later.

3.2    Exercisability of Stock Options. The Director Option and the Vested Options shall remain exercisable during Executive’s term(s) of service on the Board; provided, however, that neither the Director Option nor the Vested Options may be exercised after the latest day upon which such options would have expired by their original terms under any circumstances (such latest date, as applicable, the “Option Expiration Outside Date”). If Executive ceases to serve as a member of the Board prior to the three (3)-year anniversary of the Departure Date, the Director Option and each Vested Option shall remain exercisable until the earlier of (i) three (3) years from the Departure Date and (ii) the applicable Option Expiration Outside Date, and if Executive ceases to serve as a member of the Board on or after the three (3)-year anniversary of the Departure Date, the Director Option and each Vested Option shall remain exercisable until the earlier of (A) ninety (90) days from the final date of Executive’s service as a member of the Board and (B) the applicable Option Expiration Outside Date.
4. GENERAL RELEASE AND WAIVER OF CLAIMS BY EXECUTIVE

4.1    In consideration of the Departure Payment set forth in Section 2 above, and other mutual agreements and covenants set forth in the Agreement, Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, agrees to the following:
(a)    Executive expressly waives any claims against the Company and releases the Company and its predecessors, successors, parents, subsidiaries, and related or affiliated entities (including, without limitation, their present, former, and future officers, directors, shareholders, managers, agents, employees, attorneys, and representatives, in their respective capacities as such) (the “Released Parties”) from any claims that Executive may have in any way connected with Executive’s employment with the Company and the termination thereof, whether or not such claims are presently known or unknown to Executive. It is understood that the release includes, but is not limited to, any claims for damages of any kind whatsoever, including any claims for employment benefits, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge or other tort theory, any legal restriction on the Company’s right to terminate Executive, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Washington Law Against Discrimination (“WLAD”), the California Fair Employment and Housing Act (“FEHA”), the California Family Rights Act, the California Labor Code, any California Industrial Welfare Commission Wage Order, and any other state laws concerning discrimination or harassment, or any other legal limitation on the employment relationship to the maximum extent such claims are allowed by law to be released. The waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude Executive or the Company from filing a lawsuit for the exclusive purpose of enforcing this Agreement.
(b)    Executive represents and warrants that, as of the Effective Date, he has not filed any lawsuits, complaints, or charges against the Released Parties with any governmental agency or any court.
(c)    Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission (“EEOC”) or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that nothing in this Agreement would require Executive to tender back the money or benefits received under this Agreement if Executive seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Executive agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money or benefits received under this Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.
(d)    This release excludes (i) Executive’s rights under this Agreement and any claims arising from breach of this Agreement, (ii) any claim which cannot be released by private agreement, such as workers’ compensation claims, (iii) claims arising after the date of this Agreement, (iv) the right to file administrative charges with certain government agencies, (v) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA or the comparable California law knowns as Cal-COBRA, (vi) any rights vested as of the Departure Date to benefits under any Company-sponsored retirement or welfare benefit plans, (vii) Executive’s right to indemnity and/or advancement of expenses and/or to the protections of any directors’ and officers’ liability insurance policies of the Company or any of its affiliates, and (viii) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which the Company, or any of its affiliates, and Executive are held jointly liable. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating (including providing truthful testimony) in any investigation or proceeding conducted by the EEOC, National Labor Relations Board, or any other federal, state or local governmental body or agency. Notwithstanding this or the immediately preceding paragraph, Executive agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against the Company filed by Executive or by anyone else on Executive’s behalf with respect to any Released Claim.
(e)    To the extent permitted by law, Employee also promises never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction regarding any events up through the Effective Date.
This release does not cover any claim or right Employee cannot waive as a matter of law, such as rights to workers’ compensation benefits, unemployment benefits, vested benefits under the Company’s fringe benefit plans, claims against the Company for breach of its obligations under this Agreement, and any claims that might arise after the date Executive signs this Agreement.
(f)    It is the intention of Executive in executing this Agreement that the same shall be effective as a waiver and bar to each and every claim, including any potential unknown or unsuspected claims. Executive, therefore, expressly waives any and all rights and benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive expressly waives any right, claim or cause of action that might arise as a result of information later learned by Executive.
4.2    This release covers both claims that Executive knows about and those that Executive may not know about, except that it does not waive any rights or claims, including claims under the ADEA, that may arise after the date on which Executive executes this Agreement. Executive further represents and warrants that: (a) Executive has been fully and properly paid for all hours worked through the most recent payroll date of the Company; (b) Executive has received all leave to which Executive is entitled in accordance with applicable law; and (c) Executive has not suffered any on the job injury for which Executive has not already filed a claim. Executive further acknowledges, agrees and hereby stipulates that: (i) during Executive’s employment with the Company, Executive was allowed to take all leave and afforded all other rights to which Executive was entitled under the Family and Medical Leave Act (“FMLA”); and (ii) the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights.
5.    RETURN OF COMPANY PROPERTY
On or before the Departure Date, except as may be otherwise mutually agreed by Executive and the Company’s General Counsel, Executive shall turn over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its directors or employees or that Executive generated in the course of his employment with the Company. No later than the Departure Date, Executive shall also provide the Company with access to all Company-related computer files and any and all passwords needed to access those files.
6.    RESTRICTIVE COVENANTS
6.1     Confidentiality and Proprietary Rights
(a)    Executive acknowledges and agrees that during his employment with the Company he acquired considerable Confidential Information about the Company. Executive acknowledges and agrees that the term “Confidential Information” shall mean information belonging to the Company which is of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have, to Executive’s knowledge, been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive within the course and scope of Executive's employment by the Company, as well as other information to which Executive may have access in connection with Executive’s performance of his duties to the Company. Confidential Information also includes the confidential information of others with which the Company has a business relationship that became known to Executive in connection with his performance of his duties to the Company. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Section 6 of this Agreement.
(b)    Executive hereby reaffirms his continuing confidentiality obligations under the terms of the CIINNA, consistent with and to the extent enforceable under all applicable law, specifically including, but not limited to, the provisions regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, non-solicitation, and noncompetition, as set forth in Exhibit A to this Agreement.
(c)    Notwithstanding anything to the contrary, this Section 6 does not prohibit the disclosure of trade secret information within the limitations permitted by the Defend Trade Secrets Act, and Executive is hereby notified that no individual will be held criminally or civilly liable for the disclosure of a trade secret (as defined in the Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; or (iii) disclosed to the individual’s attorney or used in a court proceeding (as permitted by court order) in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of the law.
(d)    Nothing in this Section 6 or this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, National Labor Relations Board, or any other federal, state or local governmental body or agency. Furthermore, this Section 6 does not apply to Executive filing a charge with or participating in any investigation or proceeding conducted by the EEOC, National Labor Relations Board, or any other federal, state or local governmental body or agency.
6.2    Non-Disparagement. The Company and the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf agree to refrain from disparaging Executive or Executive’s performance or otherwise taking any action that could reasonably be expected to adversely affect Executive’s personal or professional reputation. Similarly, Executive agrees to refrain from disparaging the Company, its prospects, products or services, its employees and directors, or otherwise taking any action that could reasonably be expected to adversely affect the Company’s business reputation, or tortious interference with the contracts and relationships of the Company.
6.3    Internal and External Communications. Prior to February 21, 2019, the Parties will develop and mutually agree upon all external and internal statements regarding Executive’s departure and the subject matter of this Agreement (including without limitation press releases, public disclosures, and employee communications). All external and internal statements regarding Executive’s shall be limited to and consistent with such agreed upon statements, unless otherwise mutually agreed by the Parties.
6.4    The Podcast and Social Media Accounts.

(a)    Notwithstanding anything in this Agreement to the contrary, as between Executive and the Company, Executive shall have the exclusive right to continue controlling, managing, producing and distributing the podcast named “Office Hours with Spencer Rascoff” (the “Podcast”). The Company hereby assigns and transfers to Executive any and all right, title and interest of the Company in and to the Podcast. The Company further assigns and transfers to Executive any and all intellectual property rights (including without limitation all inventions, methods, processes, software, copyrightable works, data and results) of the Company associated with the Podcast, including without limitation the “Office Hours with Spencer Rascoff” brand and mark, all associated goodwill and the library, including the content of all the Podcast episodes produced prior to the Departure Date; provided, however, that such assignment and transfer does not include any of the Company’s service marks, trademarks, tradenames and logos, including without limitation the marks ZILLOW, ZILLOW Logo and Z Logo, including all goodwill and other intellectual property rights in and to such marks, names and logos (collectively the “Zillow Marks”). The Company reserves and retains all right, title and interest in and to the Zillow Marks.

(b) As soon as reasonably practicable, but no later than ninety (90) days after the Departure Date, the Company shall transfer the Podcast from the Company’s website to Executive to enable Executive to host the Podcast at a new domain selected by Executive (the “New Podcast Domain”). Commencing on the date of such transfer, the Company shall have no obligations with regard to the Podcast, including any assistance in the production or hosting of any future episodes of the Podcast.

(c) Notwithstanding anything in this Agreement to the contrary, Executive shall have the exclusive right to continue controlling, managing, producing and distributing content on his personal social media accounts, including without limitation Executive’s personal account on Twitter (@spencerrascoff), Instagram ((@spencerrascoff), Facebook (@SpencerRascoff), and LinkedIn (www.linkedin.com/in/spencerrascoff/) (collectively the “Social Media Accounts”). Notwithstanding the preceding sentence, the Company reserves and retains all right, title, and interest in and to any content created for or by the Company on or prior to the Departure Date that is posted, displayed on, linked to, or otherwise referenced or made available on or from the Social Media Accounts, such as articles, blog entries, comments, photos, videos, audio recordings, web links, and other Company content (the “Company Content”) and the Zillow Marks. The definition of Company Content does not include the Podcast. For Company Content that was produced and then posted on the Social Media Accounts before the Departure Date (including to the extent that Zillow Marks are displayed in such content), the Company hereby grants to Executive a perpetual, royalty-free, and non-exclusive license to continue to display such Company Content on the Social Media Accounts in the same posts. (For clarity, Executive will not use such pre-Departure Date Company Content in new posts on the Social Media Accounts without written permission from Company.) The Company also hereby grants Executive a perpetual, royalty-free, and non-exclusive license to use the Zillow Marks for the sole purpose of continuing to host and distribute all audio, video or photographic files that were posted, published or distributed with the Podcast before the Departure Date. Notwithstanding the licenses granted to Executive in this paragraph, the Company may request that Executive remove, at the Company’s expense and with the Company’s cooperation, any licensed Company Content or Zillow Marks from the Podcast or Social Media Accounts, and Executive shall so remove such Company Content or Zillow Marks within 30 days after such request.

(d)    The Company’s assignment and transfer to Executive of any and all of the Company’s right, title and interest in and to the Podcast, the license grant to the Company Content, and the license grant to Executive to use the Zillow Marks each as set forth in this Section 6.4 are made “AS IS” and without any warranty, express or implied.

6.5    Co-Founder. The Company and the Executive agree that the Executive is a co-founder of the Company. Accordingly, neither the Company nor any of its directors or executive officers shall object to or contest Executive referring to himself as a co-founder of the Company; and in the event the Company or any of its directors or executive officers publishes or otherwise makes publicly available, whether verbally or in writing, the names of the founders of the Company, Executive shall be included in any list of Company co-founders.
6.6    Remedies. It is specifically understood and agreed that any breach of the provisions of Section 6 of this Agreement is likely to result in irreparable injury to the aggrieved Party and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the aggrieved Party shall be entitled to enforce the specific performance of this Agreement by the other Party and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. And in addition to any other remedy the Company may have in the event of a breach of the provisions of Section 6, the Company shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement, including, without limitation, any Departure Payment required under Section 2 of this Agreement, in each case in addition to any other remedy to which the Company may be entitled at law or in equity; provided, however, notwithstanding anything in this Agreement to the contrary, in no event shall Executive fail to receive any payment or benefit described in this Agreement (including, without limitation, any Departure Payment), for any reason whatsoever, to the extent that Executive would have been eligible to receive such payment or benefit under Section 3.3 of the Employment Agreement had his resignation been deemed for Good Reason (as defined in the Employment Agreement) and effective as of the Departure Date.
7.    NOTICES
All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Zillow Group, Inc.
1301 2nd Ave, Floor 31
Seattle, WA
legal@zillowgroup.com
Attn: General Counsel

If to Executive:

Spencer M. Rascoff
Address and email on file at the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 7.
8.    GENERAL PROVISIONS
8.1    No Admissions. This Agreement should not be construed as an admission or a statement of any party hereto that such party has acted wrongfully or unlawfully. Each party expressly denies any wrongful or unlawful action.
8.2    Opportunity to Review and Revocation Period. Executive hereby warrants and represents that (a) he has carefully read this Agreement including the release in Section 4, and finds that it is written in a manner that he understands; (b) Executive knows the contents hereof; (c) Executive has been advised to consult and has discussed this Agreement and its effects with his personal attorney or has knowingly and voluntarily waived the right to do so; (d) Executive understands that he is giving up all claims, damages, and disputes that have arisen before the date of this Agreement to the extent released herein; (e) Executive has had the opportunity to review and analyze this Agreement for twenty-one (21) days (the “Review Period”), but agrees that if he signs this Agreement before expiration of the Review Period, he knowingly and voluntarily agrees to waive the remainder of the Review Period; (f) Executive has seven (7) days to revoke this Agreement by notifying the Company’s General Counsel via written communication at the address above before midnight on the seventh day after Executive signs this Agreement (the “Revocation Period”); (g) Executive did not rely upon any representation or statement concerning the subject matter of this Agreement, except as expressly stated in the Agreement; (h) Executive understands this Agreement’s final and binding effect; and (i) Executive has signed this Agreement as his free and voluntary act.
8.3    Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including the Employment Agreement (except that Section 3.4.2 of the Employment Agreement shall continue to survive), with the exception of the confidentiality and proprietary rights provisions of the Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement with the Company (attached as Exhibit A), which remain in effect consistent with and to the extent enforceable under all applicable law, and the terms of the Indemnification Agreement between Executive and the Company, dated as of May 20, 2011 (the “Indemnification Agreement”). This Agreement may not be amended or revised except by a writing signed by the Parties.
8.4    Section 409A. The Parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. For the avoidance of doubt, the Parties intend for the payments and benefits set forth in paragraphs 2.1(a) and 2.1(b) to be treated as exempt from the requirements of Section 409A of the Code. To the extent Section 409A of the Code is applicable to this Agreement, the Parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company (or any of its affiliates or successors) be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Section 409A of the Code or for any damages incurred by Executive as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A of the Code. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary:
(a) If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, then no portion of such “nonqualified deferred compensation” shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six (6)-month period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during such six (6)-month period promptly after its conclusion. The parties hereto acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved; provided, that, neither the Company nor its employees or representatives shall have liability to Executive with respect hereto.

(b) Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(c) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.

(d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from.

8.5    Enforcement. This Agreement shall be construed under and enforced in accordance with the laws of the State of Washington, without regard to the conflicts of law provisions thereof. Any disputes arising under this Agreement shall be brought in a court of competent jurisdiction within King County, Washington. Executive acknowledges that he may be subject to a permanent injunction and/or temporary restraining order for any violations of this Agreement, including any violations of the CIINNA.
8.6    Cooperation.
(a)    In return for the amounts paid hereunder, from and after the Departure Date, Executive agrees to cooperate in defense of the Company in any legal action or claim in which Executive is named as a witness or defendant (other than any legal action or claim arising out of this Agreement). Cooperation shall include, upon request by the Company, participating in and testifying at depositions, trials, mediations, arbitrations, or other hearings, with reasonable advance notice; providing information in written format such as declaration or affidavit; making himself reasonably available to the Company and its attorneys for interview or other consultation at times and locations reasonably acceptable to Executive and the Company; and providing general assistance to the Company and its attorneys as may be reasonably requested. Executive acknowledges that this is a material term of this Agreement, and that breach of this term would cause damage to the Company. No lack of compliance may be shown without failure, after notice by the Company in writing, of the Executive to abide by the Company’s request. In requesting such services, the Company shall consider other commitments that Executive may have at the time of request, and the Company agrees to make reasonable efforts to minimize disruption of the Executive’s other activities.

(b)    In exchange for Executive’s agreement to cooperate and assist in the defense of the Company in any legal action in accordance with paragraph 8.6(a), the Company agrees to be responsible and reimburse Executive for reasonable expenses or costs associated with his participation and cooperation in such possible legal actions, including any and all travel, airfare and transportation, lodging, and meals within thirty (30) days after submission of receipts by Executive. If Executive’s cooperation in such possible legal actions requires a substantial time commitment on the part of Executive, exceeding that which would be expected under normal circumstances, the Company agrees to compensate Executive for his time away from other activities at a reasonable hourly rate to be determined by the Board.
8.7    Indemnification. Executive’s rights under the Indemnification Agreement, including rights to indemnification and advancement of expenses, shall continue in accordance with the terms of the Indemnification Agreement. The Company shall not amend or otherwise modify Executive’s right to indemnification and/or advancement of expenses (whether under the Indemnification Agreement, the Company’s articles of incorporation, bylaws, or otherwise) or Executive’s rights with respect to the protection of any directors’ and officers’ liability insurance policies of the Company or any of its affiliates.
8.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
8.9    Effective Date. The “Effective Date” of this Agreement is the later of the date of execution of this Agreement by all parties or the next calendar day following expiration of the revocation period set forth in Paragraph 8.2 of this Agreement, so long as Executive has not revoked acceptance of this Agreement before such date in accordance with the revocation procedures described in paragraph 8.2. Upon any such revocation, this Agreement shall automatically become null and void and have no force or effect.
8.10    Representations. By executing this Agreement, Executive also acknowledges that Executive (a) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; and (b) has made Executive’s own investigation of the facts and is relying solely upon Executive’s own knowledge and the advice of Executive’s own legal counsel. The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.
8.11    Negotiation by Parties. All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no Party shall be deemed the scrivener of this Agreement.
8.12    Construction. Section 4 of the Agreement is integral to its purpose and may not be severed from it. Should any other provision of this Agreement be deemed invalid or unenforceable, that provision shall be narrowed to the extent required to make it lawful and enforceable, and the remaining provisions shall not be affected but instead remain valid and enforceable to the maximum extent consistent with current law.
8.13    Knowing and Voluntary Agreement. Executive understands this Agreement is a release of claims against the Released Parties to the extent provided herein. Executive understands that Executive is not waiving claims that the law does not permit Executive to waive, nor is Executive waiving any claims arising after the date of this Agreement, including, but not limited to, claims for enforcement of this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Executive Departure Agreement and Release as of the dates indicated below.

“Company”	ZILLOW GROUP, INC.

/s/ Bradley D. Owens

Title: General Counsel

Dated: February 20, 2019

“Executive”

/s/ Spencer M. Rascoff

Dated: February 20, 2019

EXHIBIT A

Confidential Information, Inventions, Nonsolicitation, and Noncompetition Agreement

EXHIBIT B

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